TEXTRON	Exhibit 99
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Updates Second Quarter EPS Forecast and Reaffirms Full-Year Forecast Reduces Profit Outlook for Financial Segment

Providence, Rhode Island – June 13, 2008 – Textron Inc. (NYSE: TXT) reported today that it now expects 2008 second quarter earnings per share from continuing operations to be in the range of $0.93 to $0.98, compared to its previous forecast of $0.90 to $1.00. The company continues to forecast full-year earnings per share from continuing operations in the range of $3.80 to $4.00 and free cash flow of $700 - $750 million.

The company said that profit in its Finance segment would be significantly less than previously forecast. Lower profitability in Finance will result from higher second quarter pre-tax loan loss provisions of about $20 million and a pre-tax charge of about $10 million that will be recorded in the quarter related to Sale-In, Lease-Out (SILO) transactions previously challenged by the IRS. Weaker profit at Finance in the second quarter and for the full-year is expected to be offset primarily by higher profits in the aircraft and defense businesses.

“Despite further softening in our commercial finance business, 2008 is shaping up to be another very good year for Textron overall as we continue to see strong demand and performance at Cessna, Bell Helicopter and Textron Systems”, said Textron Chairman, President and CEO Lewis B. Campbell.

In 2007, the company adopted FASB Staff Position No. 13-2 "Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction" and reduced retained earnings by $33 million for SILO leases, all of which were originated between 2000 and 2004. The second quarter charge is being taken as the result of recent court decisions involving other companies addressing the tax treatment of leveraged leases challenged by the IRS. With this charge and associated tax adjustments, the company expects no further negative income exposure to the IRS challenge. While the company's analysis of recent court decisions leads it to conclude that this accounting adjustment is appropriate, the company continues to believe that its tax positions in these transactions were consistent with applicable law.

The company will release second quarter results on July 17, 2008 with an investor conference call at 9:00 am Eastern to discuss the results and the company’s outlook. The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8975 in the U.S. or (612) 332-0418 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, July 17, 2008 by dialing (320) 365-3844 Access Code: 896297.

Textron Inc. is a $13.2 billion multi-industry company operating in 34 countries with approximately 44,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information:

Certain statements in this release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements including the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting defense operations; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation offers financing; (l) changes in aircraft delivery schedules or cancellation of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) Textron Financial Corporation’s ability to maintain portfolio credit quality; (t) Textron Financial Corporation’s access to financing, including securitizations, at competitive rates; (u) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (v) risks and uncertainties related to acquisitions and dispositions; (w) the efficacy of research and development investments to develop new products; (x) the launching of significant new products or programs which could result in unanticipated expenses; (y) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (z) difficulties or unanticipated expenses in connection with the consummation or integration of acquisitions, potential difficulties in employee retention following the acquisition and risks that the acquisition does not perform as planned or disrupts our current plans and operations or that anticipated synergies and opportunities will not be realized.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.